Exhibit 99.1

News Release

Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE

Anne Pearson / apearson@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600
COPANO ENERGY INCREASES QUARTERLY CASH DISTRIBUTION
Twelfth Consecutive Increase Since IPO
     HOUSTON – January 16, 2008 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today a cash distribution for the fourth quarter of 2007 of $0.51 per unit, or $2.04 per unit on an annualized basis, for all of its outstanding Common Units. This distribution is $0.04 above its distribution of $0.47 per unit for the third quarter of 2007. The distribution will be payable on February 14, 2008, to holders of record of Common Units at the close of business on February 1, 2008.
     “We are pleased to announce our fourth quarter 2007 distribution, which represents an increase of 8.5% above the third quarter 2007 distribution amount. The increased distribution level reflects further increases in Copano’s distributable cash flow, while providing higher distribution coverage than the prior quarter,” said John Eckel, Chairman and Chief Executive Officer of Copano Energy. “Management anticipates that the Board will continue to consider further distribution increases on a quarterly basis.”
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.
  This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the company’s Securities and Exchange Commission filings.